Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES

APPOINTMENT OF ROBERT C. CALLER

AS CHIEF FINANCIAL OFFICER

LAS VEGAS, March 13, 2006 — Bally Technologies, Inc. (NYSE: BYI), formerly Alliance Gaming Corp., announced today the appointment of Robert C. Caller, an Ernst & Young veteran, as the Company’s new Executive Vice President, Chief Financial Officer and Treasurer, effective April 1, 2006. The Company’s current CFO, Steven Des Champs, will remain with the Company, taking on a new role as Senior Vice President of Business Analysis.

Caller started his career with Ernst & Young, a global leader in professional services, in Houston in 1972 and was admitted to partnership in 1983. He served in the firm’s Albuquerque, N.M., office from 1987-1991, the last two years as Managing Partner. Caller moved on to lead as a partner in Ernst & Young’s Denver operation where he has served since 1991. Caller’s current list of clients includes six publicly traded companies and he also has experience serving clients in the gaming industry.

“Robert and I previously worked together at Ernst &Young’s Denver office and I’m very pleased he is joining our company,” said Richard Haddrill, CEO of Bally Technologies. “We will benefit from his extensive experience in accounting, public reporting and management and from the fresh perspective he will bring to our operation.”

Haddrill added, “Along with Robert’s appointment, we have also been able to fill several other key finance and accounting positions recently, including Vice President of Finance-Corporate Controller, Vice President of Accounting and Director of Finance, all of which are key to bolstering the Company’s resources in these critical areas. I am also pleased that Steve Des Champs, Senior Vice President, will be responsible for international finance, budgeting and forecasting and treasury.”

As an inducement to join Bally and contribute to building shareholder value, Caller will be awarded an option to acquire 175,000 shares of Bally’s common stock at a price per share equal to the market price of Bally’s common stock on the date he is first employed. The options will vest over a 42-month schedule.

The Company continues to make progress on the completion of its form 10-Q filings for both the September 30, 2005 and December 31, 2005 quarters. The Company believes that such filings will likely be filed within three weeks, and at that time the Company will hold a conference call for investors.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

—BALLY TECHNOLOGIES, INC.—